EXHIBIT 99.1

CONTACT:	William S. Aichele
UNIVEST CORPORATION OF PENNSYLVANIA
President and Chief Executive Officer
215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST NATIONAL BANK AND TRUST CO. -
REPORTS SOLID THIRD QUARTER EARNINGS

SOUDERTON, Pa, October 26, 2005—Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., has reported net income of $6,702,000 or $0.52 basic net income per share for the third quarter ended September 30, 2005. This represents an increase of 13.8% in net income and 13.0% in basic net income per share over the $5,889,000 and $0.46 basic net income per share for the same period ended September 30, 2004. Diluted earnings per share for the third quarter ended September 30, 2005 was $0.51, which is a 13.3% increase over the same period ended September 30, 2004.

For the nine months ended September 30, 2005, Univest reported net income of $18,473,000 or $1.43 basic net income per share compared to $16,928,000 or $1.32 basic net income per share reported for the nine months ended September 30, 2004. This net income change represents an increase of 9.1%. Diluted earnings per share were $1.42 and $1.29 for the nine months ended September 30, 2005 and 2004, respectively.

On October 3, 2005, Univest Corporation paid a quarterly cash dividend of $.19 per share to shareholders of record as of September 6, 2005. This is an increase of $.02 or 11.8% over the same period last year, and reflects the adjustment for the three-for-two stock split distributed on April 29, 2005.

Assets totaled $1,746,675,000 and net worth totaled $169,869,000 as of September 30, 2005.

Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relation’s link, found on its web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information.

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Page 2 - Univest Corporation
3rd Quarter Earnings Release

Univest Corporation of Pennsylvania and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses in Bucks, Chester and Montgomery counties through a network of 33 financial service centers and 38 ATM locations.

* Per share data has been restated to give effect to a three-for-two stock split in the form of a dividend declared on March 23, 2005 and distributed on April 29, 2005.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

UNIVEST CORP OF PENNSYLVANIA FINANCIAL SUMMARY HIGHLIGHTS ATTACHED.
FOR MORE INFORMATION CALL:	William S. Aichele, Chairman, President and CEO, 215-721-2457.

Univest Corporation of Pennsylvania
Financial Summary Highlights
(Unaudited)
($ in thousands, except per share data)

	For the Three Months Ended,
	September 30, 2005	September 30, 2004	% CHANGE
	(UNAUDITED)	(UNAUDITED)

Net interest income	$15,201	$14,013	8.48%

Provision for loan losses	$509	$474	7.38%

Net interest income after provision for loan losses	$14,692	$13,539	8.52%

Net income	$6,702	$5,889	13.81%

Net income per share:*

Basic	$0.52	$0.46	13.04%

Diluted	$0.51	$0.45	13.33%

Dividends per share	$0.19	$0.17	11.76%

	For the Nine Months Ended,
	September 30, 2005	September 30, 2004	% CHANGE
	(UNAUDITED)	(UNAUDITED)

Net interest income	$44,048	$41,782	5.42%

Provision for loan losses	$1,409	$1,306	7.89%

Net interest income after provision for loan losses	$42,639	$40,476	5.34%

Net income	$18,473	$16,928	9.13%

Net income per share:*

Basic	$1.43	$1.32	8.33%

Diluted	$1.42	$1.29	10.08%

Dividends per share	$0.53	$0.50	6.00%

	September 30, 2005	September 30, 2004	% CHANGE
	(UNAUDITED)	(UNAUDITED)

Total assets	$1,746,675	$1,638,381	6.61%

Total shareholders' equity	$169,869	$156,075	8.84%

Total deposits	$1,342,125	$1,239,063	8.32%

*	Per share data has been restated to give effect to a three-for-two stock split in the form of a dividend declared on March 23, 2005 and distributed on April 29, 2005.